EXHIBIT 21

                              PENN VIRGINIA CORPORATION
                              SUBSIDIARIES OF REGISTRANT
NAME                                    PERCENTAGES           STATE
----                                    -----------           -----
Penn Virginia Holding Corp.             100%                  Delaware
Penn Virginia Coal Company              100%                  Virginia
Penn Virginia Equities Corporation      100%                  Delaware
Penn Virginia Oil & Gas Corporation     100%                  Virginia
Savannah Land Company                   100%                  Delaware
Concord Land Company                    100%                  Delaware
Paragon Coal Corporation                100%                  Virginia